Exhibit 10.11
Restore Medical, Inc.
Executive Compensation Plan
Effective November 1, 2002
•	Executives defined as the following “exempt only” positions:
-President
-Vice President
-Director (hired prior to June 1, 2004)
-Manager of Human Resources (hired prior to June 1, 2004)
•	Supervisor approved Paid Time Off (PTO).

•	No dependent contribution for medical and dental coverage.

•	Medical and dental compensation (via expense report) for expenses that are not covered by our Blue Cross/Blue Shield and Delta Dental plans. Compensation does not apply to elective or discretionary expenses. All extraordinary expenses should be discussed with your supervisor in advance.
•	Company Plan cell phone.